EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT: John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Coldwater, Michigan, July 28, 2008: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) announced net income of $1,550,000, or $0.68 per diluted share, for the six months ended June 30, 2008. This compares to $2,047,000, or $1.15 per diluted share, for the six months ended June 30, 2007. Southern's net income for the three months ended June 30, 2008, was $349,000, or $0.16 per diluted share, compared to $1,069,000, or $0.60 per diluted share, for the same three month period a year ago.

John H. Castle, Chairman & Chief Executive Officer, stated, "We are disappointed with our second quarter earnings. The deterioration in local real estate values and ongoing weakness in the Michigan economy necessitated increasing our loan loss reserves," Castle continued, "In addition, higher than anticipated conversion expenses and other costs of affiliating the banks negatively impacted FNB Financial's results as we remake the bank."

Southern provided $800,000 for loan losses during the second quarter of 2008 compared to no provision for the second quarter of 2007. Net charge offs totaled $501,000 for the quarter. Specific loss reserves increased $281,000 since the March 31, 2008 reporting period. Two thirds of the increase occurred at FNB Financial. CEO Castle stated, "We have been conservative while assessing the risk in our loan portfolio and remain confident in our ability to successfully address the credit issues we are facing."

Southern's allowance for loan losses totaled $5.6 million or 1.66% of total loans at June 30, 2008 compared to $5.3 million or 1.58% at March 31, 2008. Non-performing loans totaled $9,318,000 at June 30, 2008, or 2.77% of total loans. This was an increase of $2,067,000, or 28.5% from March 31, 2008.

Southern's 4.41% net interest margin for the six month period ending June 30, 2008 remained strong when compared to peers. This compared to 4.87% for the comparable 2007 period. The decline in margin is attributable to the declining rate environment as well as the reversal of interest related to loans placed on non accrual status during the period. Net interest income for the 2008 six month period was $1,842,000 greater than in 2007 due to the additional loans, investments and deposits acquired from FNB.

Non-interest income for the second quarter of 2008 was $521,000 greater than the comparable period in 2007. The increase is attributable to FNB non-interest income. Non-interest expense for the second quarter of 2008 was $1,605,000 greater than 2007. The increase was largely due to the FNB acquisition. Non-interest expense for the second quarter also includes approximately

$107,000 of costs incurred relating to the core processing and trust system conversions at FNB Financial.

The annualized return on average assets for the six month periods ending June 30, 2008 and 2007 was 0.64% and 1.23%, respectively. The annualized return on average equity was 6.75% for the 2008 period compared to 13.84% for the 2007 period.

Financial results for 2008 were influenced by the acquisition of FNB Financial on December 1, 2007. In accordance with the purchase method of accounting, FNB's results of operations were included in Southern's consolidated statements of income from the date of acquisition. As a result of the merger, Southern recorded additional net loans of $76.8 million, securities of $40.2 million and additional deposits of $118.6 million at the time of the acquisition.

Southern Michigan Bancorp, Inc. is a two bank holding company. Its subsidiary banks are Southern Michigan Bank & Trust and FNB Financial. Its 19 offices throughout southern Michigan provide a broad range of consumer, business and wealth management services throughout the region. For more information, please visit our website, www.smb-t.com.

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This press release contains forward-looking statements. Accounting estimates, such as the provision and allowance for loan losses, are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. Additional information about factors that may adversely affect the matters addressed in forward-looking statements are contained in Southern's reports filed with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Investors should not place undue reliance on forward-looking statements as predictions of future results. Southern undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SOUTHERN MICHIGAN BANCORP, INC.
UNAUDITED INTERIM FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$11,754	$14,470
Federal funds sold	20,683	6,449
Securities available for sale	60,955	77,515
Loans held for sale, net of valuation of -0- in 2008 and 2007	721	624
Loans, net of allowance for loan losses of $5,608 - 2008 ($5,156 - 2007)	331,380	330,822
Premises and equipment, net	13,196	13,335
Accrued interest receivable	2,320	3,387
Net cash surrender value of life insurance	9,335	10,015
Goodwill	13,422	13,422
Other intangible assets	2,904	3,091
Other assets	7,785	7,048
TOTAL ASSETS	$474,455	$480,178

LIABILITIES
Deposits :
Non-interest bearing	$56,354	$57,027
Interest bearing	338,815	342,142
Total deposits	395,169	399,169
Securities sold under agreements to repurchase and overnight borrowings	9,300	9,776
Accrued expenses and other liabilities	5,533	5,077
Other borrowings	12,945	14,753
Subordinated debentures	5,155	5,155
Total liabilities	428,102	433,930

Common stock subject to repurchase obligation in Employee Stock Ownership Plan, 100,987 shares outstanding in 2008 (92,203 in 2007)	1,666	2,029

SHAREHOLDERS' EQUITY
Preferred stock, 100,000 shares authorized; none issued or outstanding	-	-
Common stock, $2.50 par value:
Authorized - 4,000,000 shares
Issued - 2,313,459 shares in 2008 (2,307,924 shares in 2007)
Outstanding (other than ESOP shares) - 2,212,472 shares in 2008 (2,215,721 shares in 2007)	5,531	5,539
Additional paid-in capital	17,611	17,087
Retained earnings	22,257	21,629
Accumulated other comprehensive income, net	120	122
Unearned restricted stock compensation	(146)	(55)
Unearned Employee Stock Ownership Plan shares	(686)	(103)
Total shareholders' equity	44,687	44,219
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$474,455	$480,178

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Interest income:
Loans, including fees	$5,570	$5,051	$11,714	$10,052
Federal funds sold	96	156	223	323
Securities:
Taxable	497	361	1,135	611
Tax-exempt	240	154	483	306
Total interest income	6,403	5,722	13,555	11,292

Interest expense:
Deposits	1,686	1,887	3,838	3,704
Other	358	186	656	369
Total interest expense	2,044	2,073	4,494	4,073
Net Interest Income	4,359	3,649	9,061	7,219
Provision for loan losses	800	-	1,150	200

Net interest income after provision for loan losses	3,559	3,649	7,911	7,019

Non-interest income:
Service charges on deposit accounts	691	464	1,350	894
Trust fees	260	184	548	359
Net gains on security calls and sales	2	2	15	2
Net gains on loan sales	96	116	215	221
Earnings on life insurance assets	83	69	171	137
Gain on life insurance proceeds	19	-	390	-
Income and fees from automated teller machines	161	84	309	159
Other	204	76	468	177
Total non-interest income	1,516	995	3,466	1,949

Non-interest expense:
Salaries and employee benefits	2,575	1,864	5,262	3,740
Occupancy, net	388	240	775	448
Equipment	322	193	620	374
Printing, postage and supplies	169	94	320	181
Telecommunication expenses	88	54	196	103
Professional and outside services	453	170	772	305
Software maintenance	88	57	222	111
Amortization of other intangibles	94	-	187	-
Other	598	498	1,316	904
Total non-interest expense	4,775	3,170	9,670	6,166
INCOME BEFORE INCOME TAXES	300	1,474	1,707	2,802
Federal income taxes	(49)	405	157	755
NET INCOME	$349	$1,069	$1,550	$2,047

Basic Earnings Per Common Share	$.16	$.61	$.68	$1.16
Diluted Earnings Per Common Share	$.16	$.60	$.68	$1.15
Dividends Declared Per Common Share	$.20	$.20	$.40	$.40